Exhibit 99.1

Genworth Financial Reports Fourth Quarter 2005 Earnings

	Three months ended December 31, (Unaudited)
	2005		2004
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share
Net earnings	$307	$0.64	$346	$0.70
Net operating earnings	$300	$0.62	$254	$0.52
Weighted average diluted shares	482.6		492.4

Richmond, VA (January 26, 2006)—Genworth Financial, Inc. (NYSE: GNW) today reported net earnings for the fourth quarter of 2005 of $307 million, or $0.64 per diluted share. Net earnings for the fourth quarter of 2004 were $346 million, or $0.70 per diluted share. Net earnings for the full year of 2005 were $1,221 million, or $2.52 per diluted share, compared to net earnings of $1,157 million or $2.36 per diluted share for the full year of 2004.

Net earnings for the fourth quarter of 2005 included $7 million of after-tax gains. Net earnings for the fourth quarter of 2004 included a $68 million IPO-related net tax benefit and $24 million of after-tax gains.

Net operating earnings for the fourth quarter of 2005 were $300 million, or $0.62 per diluted share, compared to net operating earnings of $254 million or $0.52 per diluted share in the fourth quarter of 2004. Net operating earnings for the full year of 2005 were $1,222 million, or $2.52 per diluted share, compared to pro forma net operating earnings of $1,044 million or $2.13 per diluted share for the full year of 2004.

Net operating earnings for the fourth quarter of 2005 included a $19 million after-tax, or $.04 per diluted share, increase in net investment income from an adjustment to commercial mortgage loan loss reserves resulting from a change in the process for estimating credit losses.

“Genworth’s strong performance of $2.52 per share of net operating earnings in 2005 is a testament to our execution focus and growth strategies,” said Michael D. Fraizer, chairman and chief executive officer. “We have continued to effectively generate and redeploy capital, delivering solid improvement in our operating return on equity.”

Recent Highlights

•	Sales in the quarter were highlighted by a 37 percent increase in term life sales, and a doubling of sales for universal life compared to the prior year quarter.

•	Income distribution[1] sales in the quarter more than doubled to $201 million in the quarter and benefited from strong sales in the company’s new lifetime withdrawal benefit rider introduced in October.

•	In Mortgage Insurance, sales of HomeOpenersSM reached nearly $900 million, bringing total year sales to $2.3 Billion.

•	Genworth last week announced an agreement to acquire Continental Life Insurance Company, a Medicare supplement provider, for approximately $145 million. The transaction will more than double Genworth’s book of Medicare supplement business and enhance the company’s senior market product and distribution position.

•	In December, Genworth’s board approved a $750 million share repurchase program.

•	Genworth was added to the S&P 500 index on December 1st. Concurrently, the General Electric Company (GE) reduced its ownership of Genworth to 18 percent with the sale of 41 million shares.

•	Samuel D. Marsico was appointed senior vice president and chief risk officer.

2006 Outlook

“Genworth remains focused on expanding our three strong growth platforms serving the homeownership, protection and retirement income needs of consumers,” Fraizer said. “We will continue to execute growth, efficiency and capital reallocation strategies in 2006, and reaffirm our 2006 outlook for operating earnings of $2.65 to $2.75 per diluted share. At the same time, we will build our brand across global markets, driving product innovation, distribution expansion and differentiated service.”

Segment Results

Segment net operating earnings presented below are equivalent to net earnings for all segments except Corporate and Other. All earnings components discussed below are presented on an after-tax basis. For a reconciliation of the Corporate and Other segment net operating earnings to GAAP net earnings, see the disclosure at the end of this release.

Protection Net operating earnings (in millions)	Q4 05	Q4 04
Life	$79	$67
Long-term care	43	46
Payment protection	22	22
Group	8	5

Total Protection	$152	$140

Sales (in millions)	Q4 05	Q4 04
Life	$64	$39
Long-term care	46	41
Payment protection	421	351
Group	69	66

Total Protection	$600	$497

[1]	Income distribution series products are comprised of the company’s retirement income annuity product and four variable annuity riders that provide similar income features. The term does not include immediate annuities or fixed annuities, which also serve income distribution needs but are reported separately in the company’s financial supplement.

Protection Segment earnings increased 9 percent to $152 million, driven by strong growth in life insurance and $6 million of net investment income from the mortgage loan reserve adjustment. Life insurance earnings increased 18 percent from solid in-force growth, favorable mortality and $3 million from the mortgage loan reserve adjustment. Long-term care (LTC) earnings declined 7 percent, as in-force growth was more than offset by lower investment yields, lower deferred expenses, and continued low policy terminations in older blocks. LTC results this quarter included a $7 million favorable reserve adjustment related to benefit elections for a large group case. In the fourth quarter of 2004, LTC earnings benefited from a $7 million reserve release associated with a change in process for recording policy lapses. Payment Protection earnings were flat as solid business growth was offset primarily by investments in new country expansion and $1 million unfavorable foreign exchange. Group earnings were up $3 million from business growth and lower expenses.

Term life sales grew 37 percent from the ongoing combination of competitive pricing, distribution expansion and focused customer service. Total universal life sales doubled to $27 million reflecting a three-fold increase in excess deposits and a 16 percent growth in annual deposits from growth in age 50+ and survivorship product offerings. Long-term care sales increased $5 million, primarily from increased coverage elections by group LTC participants. Payment protection experienced growth across all regions as sales grew 20 percent. Group sales were up 5 percent, as higher dental and disability sales offset lower medical product sales.

Retirement Income & Investments (RI&I) Net operating earnings (in millions)	Q4 05	Q4 04
Spread-based retail	$43	$9
Fee-based	14	16
Spread-based institutional	11	10

Total RI&I	$68	$35

Sales (in millions)	Q4 05	Q4 04
Spread-based retail	$587	$599
Fee-based	811	561
Spread-based institutional	531	796

Total RI&I	$1,929	$1,956

Assets Under Management (1)	$39,511	$35,953

(1)	Assets under management represent account values, net of reinsurance, and managed third party assets.

RI&I Segment earnings increased to $68 million. Spread-based retail results of $43 million were driven primarily by business growth and wider interest spreads. Unusual items in both periods impacted earnings for the Spread-based retail business line:

The fourth quarter of 2005 included:

•	$9 million higher earnings from the mortgage loan loss reserve adjustment;

•	$6 million higher earnings from mark-to-market impacts for non-qualifying hedges on specific securities; and

•	$2 million lower earnings from unfavorable mortality compared to the prior year.

The fourth quarter of 2004 included:

•	$32 million lower earnings associated with a charge on a closed block of equity indexed annuities;

•	$6 million higher earnings from favorable expenses, primarily from an adjustment to guarantee fund assessments; and

•	$7 million higher earnings from a release of reserves in our annuity blocks.

Fee-based earnings benefited from strong growth in assets under management, but were down $2 million due to favorability in guarantee fund assessments in the prior year totaling $3 million. Spread institutional earnings increased 10 percent.

Fee-based sales grew 45 percent, driven by sales of income distribution series products, which more than doubled to $201 million in the quarter. Sales benefited from the new guaranteed minimum withdrawal benefit for life product introduced in the quarter. Fee-based managed asset sales grew 57 percent driven primarily by the expansion of wholesaling support and growth in the advisor platform.

Spread-based retail sales were about flat reflecting the challenging interest rate and yield curve environment. Spread-based institutional sales of $531 million in the quarter included Genworth’s first registered notes offering of $300 million.

Mortgage Insurance Net operating earnings (in millions)	Q4 05	Q4 04
International	$72	$57
United States	47	50

Total Mortgage Insurance	$119	$107

Sales (in billions)	Q4 05	Q4 04
International	$21.9	$15.2
United States	6.7	7.1

Total Mortgage Insurance	$28.6	$22.3

Mortgage Insurance Segment earnings were up 11 percent to $119 million. International mortgage insurance earnings grew 26 percent, driven by revenue growth partially offset by loss seasoning associated with normal aging of the in-force book and higher expenses related to investments in growth markets. International earnings also included $5 million of favorable foreign exchange. International new insurance written (NIW) increased 44 percent from strong account penetration in Australia and Europe as well as $1 billion of favorable foreign exchange.

U.S. Mortgage Insurance earnings declined 6 percent to $47 million primarily from higher losses including $7 million related to unusually favorable delinquencies in the prior year period and $3 million higher delinquencies in the current quarter related to areas severely impacted by hurricanes Katrina and Rita. These unfavorable impacts were mostly offset by lower paid claims of $3 million and lower tax expense of $4 million.

U.S. flow persistency increased to 68 percent in the fourth quarter versus 59 percent in the third quarter, as higher interest rates slowed refinancing activity. Domestic flow NIW increased 4 percent to $6.6 billion, reflecting continued progress in penetrating new customer segments as well as growing success in HomeOpenersSM product sales. In total, domestic NIW decreased 6 percent as we completed fewer bulk transactions.

Corporate and Other (in millions)	Q4 05	Q4 04
Net operating loss	$(39)	$(28)

The Corporate and Other Segment net operating loss was $39 million in the current quarter. Losses were higher by $11 million as compared to the prior year primarily from $8 million higher taxes and higher public company costs. These impacts were partially offset by favorable investment income.

Stockholders’ equity as of December 31, 2005 was $13.3 billion, or $28.26 per share compared with $12.9 billion, or $26.28 per share at December 31, 2004. Stockholders’ equity, excluding accumulated other comprehensive income, as of December 31, 2005 was $11.9 billion or $25.28 per share compared with $11.3 billion, or $22.99 per share at December 31, 2004.

Conference Call Information

Genworth will conduct a conference call on January 27 from 9 a.m. to 10 a.m. (EST).

The conference call will be accessible via telephone and the Internet. This earnings release and the financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials. The web cast will be available at www.genworth.com. To access the call by telephone, dial 1-800-599-9795 (U.S.) or 1-617-786-2905 (outside the U.S.), access code “Genworth”. A replay of the call will be available from 1 p.m. EST on January 27 through February 3, 2006 at 1-888-286-8010 or 1-617-801-6888 (outside the U.S.), access code 57552239. The call will also be replayed at the company’s website during this same time period.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating earnings.” The company defines net operating earnings as net earnings from continuing operations, excluding after-tax net realized investment gains and losses (which can fluctuate significantly from period to period), changes in accounting principles and infrequent or unusual non-operating items. There were no infrequent or unusual non-operating items excluded from net operating earnings for the periods presented in this press release other than a $22 million IPO-related tax charge recorded during the second quarter of 2004, a $68 million IPO-related net tax benefit recorded during the fourth quarter of 2004 and a $25 million after-tax gain related to our waiver of contractual rights under an outsourcing services agreement with GE’s global business processing operation, 60% of which was sold in the fourth quarter of 2004.

Management believes that analysis of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for GAAP net earnings. In addition, the company’s definition of net operating earnings may differ from the definitions used by other companies. The tables at the end of this press release include a reconciliation of net earnings to net operating earnings and to pro forma net operating earnings.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating earnings, the company is unable to reconcile its outlook for net operating earnings to net earnings from continuing operations presented in accordance with GAAP.

From time to time, the company also references the non-GAAP financial measure entitled “operating return on equity” or “operating ROE.” The company defines operating ROE as net operating earnings divided by average stockholders’ equity, excluding accumulated other comprehensive income (AOCI) in average stockholders’ equity. Management believes that analysis of operating ROE enhances understanding of the efficiency with which the company deploys its capital. However, operating ROE as defined by the company should not be viewed as a substitute for GAAP net earnings divided by average stockholders’ equity. The tables at the end of this press release include a reconciliation of ROE to operating ROE.

Due to the unpredictable nature of net earnings and average stockholders’ equity excluding AOCI, the company is unable to reconcile its outlook for operating ROE to GAAP net earnings divided by average stockholders’ equity.

From time to time, the company also references the non-GAAP financial measure entitled “expense ratio” as a measure of productivity. The company defines expense ratio as acquisition and operating expenses, net of deferrals, divided by total revenues, excluding the effects of the payment protection business. The payment protection business is excluded from this ratio as its expense base is comprised of varying levels of non-deferrable acquisition costs. Management believes that analysis of the expense ratio excluding the payment protection business enhances understanding of the underlying productivity of the company. However, the expense ratio as defined by the company should not be viewed as a substitute for the GAAP expense ratio of acquisition and operating expenses, net of deferrals, divided by total revenues. In addition, the company’s definition of expense ratio may differ from the definitions used by other companies. The tables at the end of this press release include a reconciliation of the company’s GAAP expense ratio to the expense ratio as defined by the company.

All net realized investment gains (losses) are reflected in the Corporate and Other segment and are not reflected in the results of any of the company’s other segments. As a result, the segment results contained in this press release are presented on a net operating earnings basis, which is the same as segment net earnings from continuing operations before accounting change under GAAP for all segments, except Corporate and Other segment. For a reconciliation of net operating earnings for Corporate and Other segment to net earnings presented in accordance with GAAP, see the table at the end of this press release. The term “net operating loss” as used in this press release is also a non-GAAP financial measure and has an analogous meaning to “net operating earnings.”

Definition of Sales

The term “sales” as used in this press release means (1) annualized first-year premiums for term life insurance, long-term care insurance, and group life and health insurance; (2) new and additional premiums/deposits for universal life insurance, spread-based and variable products; (3) new deposits for managed assets; (4) written premiums gross of reinsurance and cancellations for payment protection insurance; and (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period. This operating measure enables the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•	Risks relating to our businesses, including interest rate fluctuations, downturns and volatility in equity markets, defaults in portfolio securities, downgrades in our financial strength and credit ratings, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, illiquidity of investments, competition, inability to attract or retain independent sales intermediaries and dedicated sales specialists, defaults by counterparties, foreign exchange rate fluctuations, regulatory restrictions on our operations and changes in applicable laws and regulations, legal or regulatory actions or investigations, political or economic instability, the failure or any compromise of the security of our computer systems and the occurrence of natural or man-made disasters;

•	Risks relating to our Protection and Retirement Income and Investments segments, including unexpected changes in mortality, morbidity and unemployment rates, accelerated amortization of deferred acquisition costs and present value of future profits, goodwill impairments, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements, the failure of demand for long-term care insurance to increase as we expect and changes in tax and securities laws;

•	Risks relating to our Mortgage Insurance segment, including the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, increased regulatory scrutiny of Fannie Mae and Freddie Mac resulting in possible regulatory changes, decreases in the volume of high loan-to-value mortgage originations, increases in mortgage insurance cancellations, increases in the use of simultaneous second mortgages and other alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, unexpected increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions, insufficiency of premium rates to compensate us for risks associated with mortgage loans bearing high loan-to-value ratios, increases in the use of captive reinsurance in the mortgage insurance market, changes in the demand for mortgage insurance that could arise as a result of efforts of large mortgage investors, legal or regulatory actions or investigations under applicable laws and regulations, including the Real Estate Settlement Practices Act and the Federal Fair Credit Reporting Act, potential liabilities in connection with contract underwriting services and growth in the European mortgage insurance market that is lower than we expect; and

•	Risks relating to our separation from GE, including the loss of benefits associated with GE’s brand and reputation, our need to establish our new Genworth brand identity quickly and effectively, the lack of comparability between our financial information for periods before the IPO and for periods after the IPO, the possibility that we will not be able to replace services previously provided by GE on terms that are at least as favorable, the possibility that in certain circumstances we will be obligated to make payments to GE under our tax matters agreement even if our corresponding tax savings either are delayed or never materialize, the possibility that in the event of a change in control of our company we would have insufficient funds to meet accelerated obligations under the tax matters agreement, GE’s control over certain tax matters that could have an impact on us, potential conflicts of interest with GE and GE’s engaging in the same type of business as we do in the future.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Genworth Financial

Genworth is a leading insurance holding company, serving the lifestyle protection, retirement income, investment and mortgage insurance needs of more than 15 million customers, and has operations in 24 countries, including the U.S., Canada, Australia, the U.K. and more than a dozen other European countries. For more information, visit www.genworth.com.

# # #

Contact Information:

Investors:	Jean Peters, 804.662.2693
jean.peters@genworth.com

Alicia Charity, 804.662.2248
alicia.charity@genworth.com

Media:	Phil Moeller, 804.662.2534
philip.moeller@genworth.com

STATEMENT OF EARNINGS INFORMATION

(Amounts in millions, except per share data)

(Unaudited)

	Three months ended December 31,
	2005	2004
Revenues:
Premiums	$1,531	$1,606
Net investment income	941	825
Net realized investment gains (losses)	11	(1)
Policy fees and other income	172	212

Total revenues	2,655	2,642

Benefits and expenses:
Benefits and other changes in policy reserves	1,053	1,129
Interest credited	374	344
Acquisition and operating expenses, net of deferrals	513	457
Amortization of deferred acquisition costs and intangibles	176	234
Interest expense	80	63

Total benefits and expenses	2,196	2,227

Earnings from continuing operations before income taxes and accounting changes	459	415
Provision for income taxes	152	69

Net earnings	$307	$346

Net earnings per common share:
Basic	$0.65	$0.71

Diluted	$0.64	$0.70

Weighted-average common shares outstanding:
Basic	470.9	489.6
Diluted	482.6	492.4

COMBINED STATEMENT OF EARNINGS INFORMATION

(Amounts in millions, except per share data)

(Unaudited)

	Twelve months ended December 31,
	Historical		Pro forma
	2005	2004	2004
Revenues:
Premiums	$6,297	$6,559	$6,388
Net investment income	3,536	3,648	3,160
Net realized investment gains (losses)	(2)	26	23
Policy fees and other income	673	824	664

Total revenues	10,504	11,057	10,235

Benefits and expenses:
Benefits and other changes in policy reserves	4,205	4,804	4,340
Interest credited	1,425	1,432	1,319
Acquisition and operating expenses, net of deferrals	1,989	1,902	1,747
Amortization of deferred acquisition costs and intangibles	794	1,064	962
Interest expense	293	217	243

Total benefits and expenses	8,706	9,419	8,611

Earnings from continuing operations before income taxes and accounting changes	1,798	1,638	1,624
Provision for income taxes	577	493	494

Net earnings from continuing operations before accounting changes	1,221	1,145	$1,130

Gain on sale of discontinued operations, net of taxes	—	7

Net earnings before accounting change	1,221	1,152
Cumulative effect of accounting changes, net of taxes	—	5

Net earnings	$1,221	$1,157

Net earnings per common share:
Basic	$2.57	$2.36

Diluted	$2.52	$2.36

Weighted-average common shares outstanding:
Basic	475.3	489.5
Diluted	484.6	490.5

Reconciliation of Net Earnings to Net Operating Earnings

(Amounts in millions, except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Net earnings	$307	$346	$1,221	$1,157
Gain on sale of discontinued operations, net of taxes	—	—	—	(7)
Cumulative effect of accounting change, net of taxes	—	—	—	(5)

Net earnings from continuing operations before accounting change	307	346	1,221	1,145
Net realized investment losses (gains), net of taxes	(7)	1	1	(16)
Net tax benefit related to initial public offering	—	(68)	—	(46)
Gain on outsourcing service agreement, net of taxes	—	(25)	—	(25)

Net operating earnings	$300	$254	$1,222	$1,058

Net earnings from continuing operations before accounting change				$1,145
Excluded assets and liabilities (a)				7
Reinsurance transactions (b)				(4)
Capital structure and other (c)				(18)

Pro forma net earnings from continuing operations				1,130
Net realized investment gains, net of taxes				(15)
Net tax expense related to initial public offering				(46)
Gain on outsourcing service agreement, net of taxes				(25)

Pro forma net operating earnings				$1,044

Net earnings per common share:
Basic	$0.65	$0.71	$2.57	$2.36

Diluted	$0.64	$0.70	$2.52	$2.36

Net earnings from continuing operations before accounting change per common share:
Basic	$0.65	$0.71	$2.57	$2.34

Diluted	$0.64	$0.70	$2.52	$2.33

Net operating earnings per common share:
Basic	$0.64	$0.52	$2.57	$2.16

Diluted	$0.62	$0.52	$2.52	$2.16

Pro forma net earnings from continuing operations per common share:
Basic				$2.31

Diluted				$2.30

Pro forma net operating earnings per common share:
Basic				$2.13

Diluted				$2.13

Weighted-average common shares outstanding:
Basic	470.9	489.6	475.3	489.5

Diluted	482.6	492.4	484.6	490.5

Note:	For a discussion of notes (a), (b), and (c) to these tables see Notes to Pro Forma Financial Information and Reconciliation Tables.

RECONCILIATION OF CORPORATE AND OTHER SEGMENT NET EARNINGS (LOSS) TO PRO FORMA NET OPERATING LOSS

(Amounts in millions)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Segment net earnings (loss)	$(32)	$64	$(101)	$52
Excluded assets and liabilities (a)	—	—	—	(7)
Reinsurance transactions (b)	—	—	—	2
Capital structure and other (c)	—	—	—	(18)

Pro forma segment net earnings (loss)	(32)	64	(101)	29

Pro forma net realized (gains) losses on investments, net of taxes	(7)	1	1	(15)
Net tax benefit related to initial public offering	—	(68)	—	(46)
Gain on outsourcing services agreement, net of taxes	—	(25)	—	(25)

Pro forma net operating loss	$(39)	$(28)	$(100)	$(57)

Note:	For a discussion of notes (a), (b), and (c) to these tables see Notes to Pro Forma Financial Information and Reconciliation Tables.

PRO FORMA FINANCIAL INFORMATION

(Amounts in millions)

(Unaudited)

	Twelve months ended December 31, 2004
	Historical	Pro forma adjustments— excluded assets and liabilities (a)	Pro forma adjustments— reinsurance transactions (b)	Pro forma adjustments— capital structure and other (c)	Pro forma
Revenues:
Premiums	$6,559	$(80)	$(91)	$—	$6,388
Net investment income	3,648	(28)	(460)	—	3,160
Net realized investment gains (losses)	26	(3)	—	—	23
Policy fees and other income	824	(103)	(57)	—	664

Total revenues	11,057	(214)	(608)	—	10,235

Benefits and expenses:
Benefits and other changes in policy reserves	4,804	(71)	(393)	—	4,340
Interest credited	1,432	—	(113)	—	1,319
Acquisition and operating expenses, net of deferrals	1,902	(117)	(38)	—	1,747
Amortization of deferred acquisition costs and intangibles	1,064	(46)	(56)	—	962
Interest expense	217	—	—	26	243

Total benefits and expenses	9,419	(234)	(600)	26	8,611

Earnings from continuing operations before income taxes	1,638	20	(8)	(26)	1,624
Provision for income taxes	493	13	(4)	(8)	494

Net earnings from continuing operations	$1,145	$7	$(4)	$(18)	$1,130

Note:	For a discussion of notes (a), (b), and (c) to these tables see Notes to Pro Forma Financial Information and Reconciliation Tables.

Reconciliation of Operating ROE

(Amounts in millions)

(Unaudited)

	2004	2005
GAAP Basis
Net earnings	$1,157	$1,221
Divided by average stockholders’ equity excluding AOCI from below	$12,293	$11,436

ROE	9.4%	10.7%

GAAP Basis, As Adjusted—Operating ROE
2004 pro forma and 2005 net operating earnings (see reconciliation of net earnings chart)	$1,044	$1,222
Divided by 2004 average adjusted stockholders’ equity and 2005 average stockholders’ equity excluding AOCI from below	$10,623	$11,436

Operating ROE	9.8%	10.7%

For purposes of computing Operating ROE, we use a 5-point quarterly average of Stockholders’ Equity, as shown below.

	12/31/2004	3/31/2005	6/30/2005	9/30/2005	12/31/2005	2005 Average
Total stockholders’ equity, end of period	$12,866	$12,520	$13,506	$13,328	$13,310
Less accumulated other comprehensive income (AOCI), end of period	1,609	1,459	2,164	1,714	1,404

Total stockholders’ equity excluding AOCI, end of period	$11,257	$11,061	$11,342	$11,614	$11,906	$11,436

	12/31/2003	3/31/2004	6/30/2004	9/30/2004	12/31/2004	2004 Average
Total stockholders’ equity, end of period	$15,800	$17,425	$11,077	$12,186	$12,866
Less accumulated other comprehensive income (AOCI), end of period	1,672	2,976	386	1,246	1,609

Total stockholders’ equity excluding AOCI, end of period	14,128	14,449	10,691	10,940	11,257	$12,293
Excluded assets and liabilities (a)	673	685	—	—	—
Reinsurance transactions (b)	(1,434)	(1,422)	—	—	—
Capital structure and other (c)	(3,411)	(3,441)	—	—	—

Adjusted Stockholders’ Equity	$9,956	$10,271	$10,691	$10,940	$11,257	$10,623

Note:	For a discussion of notes (a), (b), and (c) to these tables see Notes to Pro Forma Financial Information and Reconciliation Tables.

Reconciliation of Expense Ratio

(Amounts in millions)

(Unaudited)

	For the year ended December 31,
	2005	2004	Pro forma 2004
GAAP Basis
Acquisition and operating expenses, net of deferrals	1,989	1,902	1,747
Divided by total revenues	10,504	11,057	10,235

Expense ratio	18.9%	17.2%	17.1%

GAAP Basis, As Adjusted—Expense Ratio
Acquisition and operating expenses, net of deferrals	1,989	1,902	1,747
Less payment protection business	734	617	617

Adjusted acquisition and operating expenses, net of deferrals (1)	1,255	1,285	1,130

Total revenues	10,504	11,057	10,235
Less payment protection business	1,439	1,549	1,549

Adjusted total revenues (2)	9,065	9,508	8,686

Adjusted expense ratio (1) divided by (2)	13.8%	13.5%	13.0%

Notes to Pro Forma Financial Information and Reconciliation Tables

As part of a corporate reorganization effected in connection with the company’s IPO, the company acquired substantially all of the assets and liabilities of GE Financial Assurance Holdings, Inc. (GEFAHI), an indirect subsidiary of GE. The company also acquired certain other insurance businesses that were owned by other GE subsidiaries but managed by members of the company’s management team. In consideration for the assets that the company acquired and the liabilities that the company assumed, the company issued various equity and debt securities to GEFAHI.

The company has prepared its historical financial information as if the company had been in existence throughout all relevant periods. The historical financial information through the date of the corporate reorganization (May 24, 2004) includes all businesses that were owned by GEFAHI, including those that were not transferred to the company, as well as the other insurance businesses that the company acquired from other GE subsidiaries in connection with the corporate reorganization. As a result, the company’s historical financial information for periods prior to the corporate reorganization is not comparable to historical financial information for periods ending after that date.

• (a) Reflects adjustments to exclude amounts included in the company’s earnings relating to (1) certain businesses (formerly reported in the company’s Affinity Segment) and certain investment partnerships, which in each case were not transferred to the company, and (2) net realized investment (gains) losses and related tax benefit arising from sales of Affinity segment assets that were reflected in the company’s Corporate and Other Segment.

In addition, related to the statement of financial position as of December 31, 2003, reflects adjustments to exclude $1,691 million of commercial paper and all related impacts of derivative contracts hedging the commercial paper cash flows, $548 million of short-term borrowings from GE Capital and intercompany balances that were not transferred to the company.

• (b) Reflects adjustments to record the effects of the reinsurance transactions the company entered into with, and the related contribution the company made to, UFLIC, an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC all of its in-force structured settlement contracts, substantially all of its in-force variable annuity contracts, and a block of long-term care insurance policies that it reinsured from Travelers in 2000, and it assumed from UFLIC a block of Medicare supplement insurance, all effective as of January 1, 2004.

The unaudited pro forma earnings information for 2004 gives effect to the reinsurance transactions as if each had occurred as of January 1, 2004 and excludes the effects of all ceded reinsured contracts that were issued before January 1, 2004. The company has continued to sell variable annuities and structured settlements after completion of the reinsurance transactions and is retaining that business for its own account, subject to third party reinsurance in the ordinary course of business. The company’s pro forma combined statements of earnings for the year ended December 31, 2004 exclude the impact of the entire block of long-term care insurance policies that the company ceded to UFLIC as the company did not issue any new policies for this block in 2004, and the company will not issue any in the future.

Under the reinsurance transactions, the company receives an expense allowance to reimburse it for costs it incurs to service the reinsured blocks. Actual costs and expense allowance amounts will be determined by expense studies to be conducted periodically. The pro forma adjustments have been prepared assuming that actual costs incurred during the pro forma periods, as determined under the company’s historical cost structure and allocation methods, were reimbursed by an expense allowance.

Concurrently with the reinsurance transactions, the company contributed $1.836 billion of capital to UFLIC, which primarily represented the excess statutory capital in the company’s insurance subsidiaries after giving effect to the reinsurance transactions. As a significant portion of the assets transferred and contributed were not owned for the entire period, the pro forma adjustments to reduce net investment income and net realized investment gains were based upon a proportional allocation of investment income from the investment assets historically identified as (1) supporting the blocks of business reinsured for the reinsurance, and (2) as representing surplus of subsidiaries providing assets that were contributed to UFLIC.

• (c) Reflects adjustments for changes in the company’s capitalization to exclude the impact of commercial paper, short-term borrowings from GE Capital and derivatives that were not transferred to the company in connection with the corporate reorganization and to include the impact of the issuance of $600 million of the company’s 6.00% Equity Units and $100 million of the company’s 5.25% mandatory redeemable Series A Cumulative Preferred Stock, both of which were completed on May 28, 2004, the issuance of 3, 5, 10 and 30 year notes totaling $1.9 billion which was completed June 15, 2004, and the issuance of $500 million of commercial paper which was completed June 14, 2004, as well as interest expense related to the accretion of the company’s obligation to GE under the Tax Matters Agreement and the tax impacts resulting from these changes in the company’s capitalization.